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                                                            Exhibit 99(h)(1)(iv)

                                  AMENDMENT TO
                      INVESTMENT COMPANY SERVICES AGREEMENT


         This Amendment dated as of December 1, 1999, is entered into by MATTHEWS INTERNATIONAL FUNDS (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), the successor in interest to FPS Services, Inc. ("FPS").

         WHEREAS, the Company and FPS entered into an Investment Company Services Agreement dated as of October 1, 1997, which agreement was assigned to Investor Services Group effective February 23, 1998 (as amended and supplemented, the "Agreement"); and

         WHEREAS, the Company and Investor Services Group wish to amend the Agreement to revise the description of services to be provided by Investor Services Group to the Company and related matters;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

         I. The following is hereby added to Schedule A of the Agreement:

                             SALES SUPPORT SERVICES

         - Sales literature review and recommendations for compliance with NASD and SEC rules and regulations

         - Preparation of training materials for use by personnel of the Company or the Adviser

         - Preparation of ongoing compliance updates

         - Coordination of registration of the Fund with National Securities Clearing Corp. ("NSCC") and filing required Fund/SERV reports with NSCC

         - Provision of advice and counsel to the Company with respect to regulatory matters, including monitoring regulatory and legislative developments that may affect the Company

         - Assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the board

         II. This Amendment shall become effective immediately upon the consummation of the acquisition of Investor Services Group by a subsidiary of PNC Bank Corp., which the parties anticipate to occur on or about December 1, 1999.

         III. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.



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         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

                                             MATTHEWS INTERNATIONAL FUNDS



                                             By: /s/ G.Paul Matthews
                                                --------------------
                                                   G.Paul Mtthews
                                                   President


                                             FIRST DATA INVESTOR SERVICES
                                             GROUP, INC.



                                             By: /s/ James L. Fox
                                                -----------------
                                                   James L. Fox
                                                   President